Exhibit 11



                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                                                    Six Months Ended June 30,
                                           ---------------------------------------------
                                                            2003                   2002
                                           ---------------------------------------------
Net Income                                                 1,203                  1,194
  Less dividends on preferred stock                          (12)                   (12)
                                           ---------------------------------------------
Net Income available to common
  stockholders                                             1,191                  1,179

Average shares outstanding - both basic
  and diluted                                            668,360                668,360

Earnings per share - Basic and diluted                     $1.78                  $1.77


                                                   Three Months Ended June 30,
                                           ---------------------------------------------
                                                            2003                   2002
                                           ---------------------------------------------
Net Income                                                   617                    615
  Less dividends on preferred stock                           (6)                    (6)
                                           ---------------------------------------------
Net Income available to common
  stockholders                                               611                    611

Average shares outstanding - both basic
  and diluted                                            668,360                668,360

Earnings per share - Basic and diluted                     $0.91                  $0.91